EXHIBIT 10.2

AMENDMENT NO. 3

TO

EMPLOYMENT LETTER AGREEMENT

This Amendment No. 3 is made effective as of January 1, 2009, and modifies and amends the Employment Letter Agreement dated May 2, 2005, and previously amended Amendment No. 1 dated as of January 28, 2007 and by Amendment dated as of December 21, 2007 (collectively, the “Agreement”), between NewPage Corporation (“Company”) and Daniel A. Clark (“Executive”). Terms defined in the Agreement have the same meaning when used in this Amendment unless otherwise indicated. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Company and Executive agree as follows:

1.	Section 10 of the Agreement is amended in its entirety to read as follows:

1.	Termination: The Company may terminate Executive’s employment hereunder for any reason and at any time without prior notice. Upon a termination of the Executive’s employment without Cause (as defined below) or by Executive with Good Reason (as defined below), and subject to the Executive’s compliance with Sections 6, 7 and 8 of this Agreement and subject to the execution by the Executive, without revocation, of a valid employment release substantially in the form attached hereto as Exhibit A or in other form acceptable to the Company (the “Release”), the Executive shall receive from the Company (which shall be in lieu of any payments or benefits to which the Executive may be entitled under any Company severance plan (the “Severance Plan”)):

I.	any unpaid Base Salary through the date of termination;

II.	a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” (as defined below) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid after the Executive’s termination date, to similarly situated executives;

III.	any accrued but unused vacation pay;

IV.

an amount equal to two (2) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the Executive Purchase Agreement between the Executive and Maple Timber Acquisition LLC (“MTA”), dated as of May 2, 2005 (the “EPA”); provided that if such termination without Cause or with Good Reason is within 12 months following the acquisition by NewPage Holding Corporation or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenues and total assets as NewPage Holding Corporation and its subsidiaries on a consolidated basis (for the avoidance of doubt, such a business enterprise shall include one of the four (4) leading coated paper companies other than the Company), the amount shall be equal to three (3) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the EPA; provided, further that, if at the time of a termination of employment without Cause or with Good Reason, the aggregate “fair market value” of the shares of common stock, par value $.01 per share, of NewPage Group Inc. (the “Exchange Shares”) issued as a distribution in respect of the Executive’s Paper Class A Common Percentage Interests in MTA being repurchased from the Executive is less than the aggregate original purchase price paid by the Executive for such Paper Class A Common Percentage Interests, the Executive shall receive an additional cash payment equal to the difference between (i) the aggregate original purchase price paid for such Paper Class A Common Percentage Interests by the Executive and (ii) the aggregate “fair market value” of such Exchange Shares at the time of the termination without Cause or with Good Reason;

V.	continued receipt of welfare benefits for twenty-four (24) months after the Executive’s date of termination; provided, however, if the Executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer-provided plan, the welfare benefits described in this Section 10(V) shall be secondary to those provided under such other plan;

VI.	outplacement services substantially similar to those provided pursuant to the terms of the Severance Plan; and

VII.	accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

Upon a termination without Cause or with Good Reason, the payment in I above shall be made within 10 business days after the date of termination (unless an earlier date is prescribed by law).

Upon a termination without Cause or with Good Reason, the payments in items II-IV above shall be made in a lump sum only after the Executive has executed and delivered to the Company the Release within the period stated below and after any applicable revocation period in the Release has expired. Within forty-five (45) days after the date of termination (the “Delivery Deadline”), the Executive shall deliver to the Company either an executed Release or a notice stating that the Executive has a good faith, bona fide dispute regarding his employment or the termination of his employment with the Company (“Dispute Notice”). If the Executive delivers an executed Release by the Delivery Deadline, the Company shall make the payments set forth in items III and IV above on the first business day that is sixty (60) days after the date of termination (provided that, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company may, in its sole discretion, make such payments on any date that is no more than thirty (30) days prior to such date), and the Company shall make the payment set forth in II above at the time that bonuses are paid to similarly situated employees (on or before March 15 of the year following the year in which the relevant services required for payment have been performed). If the Executive delivers a Dispute Notice by the Delivery Deadline, the Company shall, as permitted by Section 409A of the Code, make the payments set forth in items II-IV above within thirty (30) days after the date that the dispute is resolved, an executed Release is delivered and the Release becomes effective and irrevocable in accordance with its terms (the “Resolution Date”), but in no event later than the end of the calendar year in which the Resolution Date occurs (except with respect to item II above, not sooner than the time that bonuses are paid to similarly situated employees). If the Executive fails to deliver either an executed Release or a Dispute Notice by the Delivery Deadline, the Executive will be deemed to have waived the payments set forth in items II-IV above and the Company will have no further obligation to make those payments.

If the Executive’s employment terminates as a result of the Executive’s death or if the Company terminated the Executive’s employment on account of the Executive’s Disability (as defined below), the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive items I, II, III, and VII listed above and if the Executive’s employment terminates with Cause or as a result of a resignation by the Executive without Good Reason, the Executive shall only be entitled to receive items I, III and VII. The payment set forth in I and III shall be paid in a lump sum within 10 business days after termination (unless an earlier date is prescribed by law) and with respect to II at such time that annual bonuses are paid after the Executive’s termination date to similarly situated employees.

The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 10 shall not be subject to mitigation or offset.

For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates, (iii) the Executive’s material breach of any provision of any policy of the Company, NewPage Holding or Maple Timber Acquisition LLC (Paper Series or Timber Series), (iv) the Executive’s failure to follow the lawful written directions of Executive’s supervisor, the Chief Executive Officer and President of the Company or NewPage Holding, or the Holding Board, the Board of Directors of the Company or the Board of Directors of Maple Timber Acquisition LLC (Paper Series or Timber Series), (v) conduct by the Executive in connection with Executive’s duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates or (vi) conduct by the Executive in connection with Executive’s duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates; provided that the Executive shall have ten (10) business days following the Company’s written notice of its intention to terminate the Executive’s employment to cure such Cause, if curable, as determined by the Holding Board, in its sole discretion.

For the purposes of this Agreement, “Good Reason” means, without the consent of the Executive, (i) a reduction by the Company in the Executive’s Base Salary or in the percentage of Base Salary on which the Executive’s bonus is based; (ii) a material reduction in the aggregate benefits provided to the Executive, except for any across-the-board reduction(s) affecting all similarly situated Executives on substantially the same proportional basis; (iii) relocation of the Executive outside of fifty (50) miles from his office location set forth in Section 2 hereof, or (iv) any failure by the Company to obtain the express written assumption of the Company’s obligations to the Executive as described herein by any successor or assign of the Company.

For the purposes of this Agreement, “Disability” means the determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to the Executive that, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one-hundred eighty (180) days in any one-year period.

For the purposes of this Agreement, “Severance Bonus Amount” shall mean, in the event of a termination (i) prior to June 1st of any calendar year, the annual performance-based bonus paid to the Executive for the calendar year prior to the termination or (ii) on or after June 1st of any calendar year, the annual performance-based bonus that would have been payable to the Executive for the calendar year of the termination (determined as of the end of such calendar year and payable when the Company pays its annual performance-based bonuses to similarly situated employees).

2.	Section 16 of the Agreement is amended in its entirety to read as follows:

16	Waiver and Amendments: This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Company and the Executive or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and the Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.	The following new Section 25 is added to the Agreement:

25.	Section 409A of the Code: This Agreement and all compensation derived therefrom are intended to either be exempt from, or comply with, the requirements of Section 409A of the Code. Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence. By way of illustration, to the extent required to comply with the requirements of Section 409A of the Code, the words “termination of employment” or words or phrases to similar effect in this Agreement shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, any payments provided under Section 5.2(c)-(d) upon the separation from service of a “specified employee” (within the meaning of Section 409A of the Code and the Company’s policy, if any, for identifying specified employees), shall be paid no earlier than the first business day of the seventh month after such specified employee’s separation from service, together with interest from the date of separation from service to the date of payment at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of separation from service. Further, to the extent that any in-kind benefit or reimbursement provided under this Agreement constitutes nonqualified deferred compensation, (x) the amount of any such in-kind benefit or reimbursement to which the Executive may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (y) any such benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (z) any such reimbursement shall be paid no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred.

4.	Except as modified by this Amendment, the Agreement remains in full force and effect.

Company:		Executive:
NewPage Corporation

By:	/s/ Douglas K. Cooper	/s/ Daniel A. Clark
Title:	Vice President, General Counsel and Secretary	Daniel A. Clark